As filed with the Securities and Exchange Commission on April 3, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MDXHEALTH SA

(Exact name of registrant as specified in its charter)

Belgium	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

CAP Business Center

Zone Industrielle des Hauts-Sarts

4040 Herstal, Belgium

(Address of principal executive offices) (Zip Code)

May 2017 Stock Option Plan

2019 Stock Option Plan

2021 Share Option Plan

2022 Share Option Plan

2023 Share Option Plan

2024 Share Option Plan

2025 Share Option Plan

(Full title of the plan)

Michael McGarrity

Chief Executive Officer

MDxHealth, Inc.

15279 Alton Parkway — Suite 100

Irvine, CA 92618

(Name and address of agent for service)

+1 949-812-6979

(Telephone number, including area code,

of agent for service)

Copies to:

Mark Busch Patrick Rogers K&L Gates LLP 300 South Tryon Street Suite 1000 Charlotte, North Carolina 28202 Tel: (704) 331-7440	Roel Meers Baker McKenzie BV/SRL Avenue du Boulevard 21 1210 Brussels Belgium +32 2 639 36 11

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers ordinary shares issuable under the Registrant’s May 2017 Stock Option Plan, dated June 19, 2017, 2019 Stock Option Plan, dated June 21, 2019, 2021 Share Option Plan, dated May 27, 2021, 2022 Share Option Plan, dated May 25, 2022, 2023 Share Option Plan, dated June 30, 2023, 2024 Share Option Plan, dated June 20, 2024, and 2025 Share Option Plan, dated June 27, 2025.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by this Part I is omitted from this registration statement in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by MDxHealth SA (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

●	the Registrant’s Annual Report on Form 20-F for the fiscal year ending December 31, 2025, filed with the Commission on April 3, 2026;

●	the Registrant’s Reports on Form 6-K furnished to the Commission on February 11, 2026 and February 26, 2026 (other than the information included in Exhibit 99.1 therein); and

●	the description of our ordinary shares contained in Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on April 3, 2026, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. The Registrant is not incorporating by reference any reports or documents or portions thereof that are not considered to be “filed” with the Commission.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Information subsequently furnished on Form 6-K shall not be deemed incorporated herein by reference unless such Form 6-K expressly provides to the contrary.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Belgian law, the directors of a company may be liable for damages to the company in case of improper performance of their duties. The Registrant's directors may be liable to the Registrant and to third parties for infringement of the Registrant's articles of association or Belgian company law and, under certain circumstances, pursuant to Belgian tort, bankruptcy, social security or tax laws. Under certain circumstances, directors may be criminally liable.

The Registrant maintains liability insurance for the Registrant's directors and officers, including insurance against liability under the Securities Act.

The Belgian Companies and Associations Code includes a cap on liability for directors (including persons in charge of daily management) for any damages they cause due to mismanagement, including breaches of the articles of association and the Belgian Companies and Associations Code. This liability cap applies towards the company and third parties. For the Registrant, the cap currently amounts to €12,000,000.00 (subject to indexation). The cap applies irrespective of the number of claimants or defendants for the same (set of) facts. However, the cap does not apply to repetitive minor misconduct, serious error or cases of fraud or intent to harm. Furthermore, the cap does not apply to directors’ liability under the special liability regimes relating to payment of withholding tax, VAT and social security contributions, and in certain other technical cases provided for by the Belgian Companies and Associations Code.

Certain of the Registrant’s non-executive directors may, through their relationships with their employers or partnerships, be insured and/or indemnified against certain liabilities in their capacity as members of the Registrant’s board of directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
3.1	Articles of Association of MDxHealth SA (English Translation) (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F filed on April 3, 2026)
3.2	Corporate Governance Charter of MDxHealth SA (English Translation) (incorporated by reference to Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F filed on April 3, 2026)
5.1	Opinion of Baker McKenzie BV/SRL*
23.1	Consent of BDO Réviseurs d’Entreprises SRL, Independent Registered Public Accounting Firm*
23.2	Consent of Baker McKenzie BV/SRL (contained in Exhibit 5.1)*
24.1	Power of Attorney (included on the signature page of this Registration Statement)*
99.1	May 2017 Stock Option Plan (English Translation) (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form F-1 filed on October 13, 2021)
99.2	2019 Stock Option Plan (English Translation) (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form F-1 filed on October 13, 2021)
99.3	2021 Share Option Plan (English Translation) (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form F-1 filed on October 13, 2021)
99.4	2022 Share Option Plan (English Translation) (incorporated by reference to Exhibit 99.8 to the Registrant’s Report on Form 6-K filed on April 28, 2022)
99.5	2023 Share Option Plan (English Translation) (incorporated by reference to Exhibit 99.8 to the Registrant’s Report on Form 6-K filed on April 26, 2023)
99.6	2024 Share Option Plan (English Translation) (incorporated by reference to Exhibit 99.8 to the Registrant’s Report on Form 6-K filed on May 16, 2024)
99.7	2025 Share Option Plan (English Translation) (incorporated by reference to Exhibit 99.5 to the Registrant’s Report on Form 6-K filed on May 2, 2025)
107	Filing Fee Table*

*Filed herewith

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California, on April 3, 2026.

MDxHealth SA

By:	/s/ Michael McGarrity
Michael McGarrity
Chief Executive Officer and Director
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael McGarrity and Joseph Sollee, and each of them, his/her true and lawful attorney-in-fact and agent, each of whom may act alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated, in each case on April 3, 2026:

Signature/Title

Dated: April 3, 2026	/s/ Michael McGarrity
Michael McGarrity
Chief Executive Officer and Director (Principal Executive Officer)

Dated: April 3, 2026	/s/ Ron Kalfus
Ron Kalfus
Interim Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: April 3, 2026	/s/ Koen Hoffman
Koen Hoffman (acting through Ahok BV)
Chairman of the Board of Directors

Dated: April 3, 2026	/s/ Dr. Sanford Jay Siegel
Dr. Sanford Jay Siegel
Director

Dated: April 3, 2026	/s/ Hilde Windels
Hilde Windels (acting through Hilde Windels BV)
Director

Dated: April 3, 2026	/s/ Michael Holder
Michael Holder
Director

Dated: April 3, 2026	/s/ Dr. Eric Bednarski
Dr. Eric Bednarski
Director

Dated: April 3, 2026	/s/ Donnie (Don) M. Hardison
Donnie (Don) M. Hardison
Director

SIGNATURE OF AUTHORIZED US REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of MDxHealth SA, has signed this registration statement on Form S-8 on April 3, 2026.

MDxHealth, Inc.

By:	/s/ Michael McGarrity
Michael McGarrity
Chief Executive Officer